Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES
SECOND QUARTER FINANCIAL AND OPERATING RESULTS

MONDOVI, Wis., July 23, 2007 – Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter ended June 30, 2007.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 5.3% to $138.8 million in the second quarter of 2007 from $131.9 million in the 2006 quarter.  For the six-month period of 2007, operating revenue increased 7.5% to $270.2 million from $251.4 million for the 2006 period.  Truckload revenue increased 1.2% to $123.7 million from $122.2 million in the 2006 quarter.  For the six-month period of 2007, truckload revenue increased 2.9% to $241.9 million from $235.1 million for the 2006 period.  Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 57% to $15.1 million from $9.6 million in the 2006 quarter.  For the six-month period of 2007, logistics revenue increased 74% to $28.4 million from $16.3 million for the 2006 period.

Operating revenue included fuel surcharges of $21.1 million and $38.5 million for the second quarter and six-month period of 2007, compared with $20.9 million and $36.9 million for the second quarter and six-month period of 2006.  Operating revenue, net of fuel surcharges, increased 6.1% to $117.7 million in the 2007 quarter and 8.0% to $231.7 million in the 2007 six-month period.

For the second quarter ended June 30, 2007, net income decreased to $4.3 million, or 20 cents per diluted share, from $7.5 million, or 34 cents per diluted share, for the same quarter of 2006.  For the six-month period of 2007, net income decreased to $8.9 million, or 41 cents per diluted share, from $12.6 million, or 57 cents per diluted share, for the 2006 period.  The second quarter and six-month period of 2006 included a one-time tax benefit of approximately $875,000, or 4 cents per diluted share.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “During the quarter we continued to execute our program of providing excellent service to our customers with moderate fleet growth.  The freight environment was challenging, however, which caused downward pressure on freight rates, fewer miles per tractor and increased non-revenue miles.  As a result, average truckload revenue per tractor per week, net of fuel surcharges, decreased 3.4% to $3,108 from $3,216 in the second quarter of 2006.  Average truckload revenue, net of fuel surcharges, per total mile decreased slightly to $1.470 from $1.472 in the second quarter of 2006 while average miles per tractor decreased 3.2%.

“From a growth perspective, our average truckload tractor fleet increased 5.1% over the 2006 quarter.  Logistics revenue increased $5.5 million, or 57%, on a relatively small base. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services.

“We continued to closely scrutinize our costs during the quarter.  Even with an increase in revenue, we were able to improve our tractor to non-driver personnel ratio to 5.2 from 5.0 in the second quarter of 2006.  Despite increased personnel efficiency, our overall cost structure increased.  The two main items contributing to the increase were reduced tractor productivity, which less effectively covered fixed costs, and an increase in net fuel expense.

“Our average cost of fuel during the second quarter of 2007 was $2.73 compared with $2.75 in the second quarter of 2006.  Our net fuel expense increased, however, primarily due to increased non-revenue miles, which we are accustomed to seeing in times of challenging freight demand.

“As in recent quarters, the percentage of independent contractors in our fleet declined and our truckload costs continued a shift toward wages, fuel, maintenance, and other expenses associated with company-owned equipment.  The increase in salaries, wages and benefits was primarily due to a 4.2% increase in the number of miles driven by company drivers and an increase in health insurance costs of $517,000 versus the second quarter of 2006. Purchased transportation increased as the impact of fewer independent contractors was more than offset by increases associated with the growth in our logistics operations.

“As expected, our gain on sale of revenue equipment was lower in the second quarter of 2007 than in the second quarter of 2006 given our planned decrease in the number of revenue equipment dispositions.  Increases in supplies and maintenance as well as insurance and claims also contributed to increased operating expenses in the second quarter.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 94.2% for the second quarter of 2007 compared with 91.0% for the second quarter of 2006.  Netting fuel surcharges against fuel expense, as many of our peers discuss, would have produced an operating ratio of 93.2% for the second quarter of 2007 compared with 89.4% for the second quarter of 2006.

“At June 30, 2007, our balance sheet reflected approximately $230.7 million in stockholders’ equity and $62.8 million in borrowed debt, for a debt-to-capitalization ratio of approximately 21.4%.”

Looking forward at the balance of 2007, Mr. Marten offered the following comments:  “As previously stated, it remains our long term goal to grow revenue and earnings at approximately a 10% compounded annual rate.  Over the past several years, our revenue has grown somewhat less than 10% and our earnings per share have grown in excess of 13%.  Under the current freight environment, we expect continued growth, yet difficulty for the remainder of 2007 in reaching double-digit revenue growth or improved earnings per share versus the second half of 2006.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten's common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expected growth in revenue and earnings per share. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers' business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines and the adoption of ultra-low sulfur diesel fuel. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In thousands, except share information)	2007	2006
ASSETS
Current assets:
Cash	$4,058	$2,988
Marketable securities	300	300
Receivables:
Trade, net	54,779	48,005
Other	6,442	6,458
Prepaid expenses and other	12,270	14,227
Deferred income taxes	5,126	4,532
Total current assets	82,975	76,510

Property and equipment:
Revenue equipment, buildings and land,
office equipment and other	438,996	428,729
Accumulated depreciation	(109,895)	(98,841)
Net property and equipment	329,101	329,888
Other assets	3,185	4,424
TOTAL ASSETS	$415,261	$410,822

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Checks issued in excess of cash balances	$92	$804
Accounts payable and accrued liabilities	26,869	37,545
Insurance and claims accruals	16,281	16,073
Current maturities of long-term debt	5,000	5,000
Total current liabilities	48,242	59,422

Long-term debt, less current maturities	57,823	53,659
Deferred income taxes	77,421	75,835
Total liabilities	183,486	188,916

Minority interest	1,052	913

Stockholders' equity:
Preferred stock, $.01 par value per share;
2,000,000 shares authorized; no shares
issued and outstanding	-	-
Common stock, $.01 par value per share;
48,000,000 shares authorized; 21,811,837 shares
at June 30, 2007, and 21,764,773 shares at
December 31, 2006, issued and outstanding	218	218
Additional paid-in capital	74,393	73,601
Retained earnings	156,112	147,174
Total stockholders' equity	230,723	220,993
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$415,261	$410,822

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In thousands, except per share information)	2007	2006	2007	2006

OPERATING REVENUE	$138,821	$131,862	$270,237	$251,417

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	38,565	35,820	76,978	70,239
Purchased transportation	24,679	21,712	46,499	40,880
Fuel and fuel taxes	37,126	35,350	69,938	64,934
Supplies and maintenance	8,966	8,131	17,916	16,006
Depreciation	11,727	10,892	23,450	21,566
Operating taxes and licenses	1,726	1,832	3,425	3,651
Insurance and claims	5,376	4,665	10,846	9,972
Communications and utilities	970	857	1,910	1,738
Gain on disposition of revenue
equipment	(1,268)	(1,699)	(2,448)	(3,740)
Other	2,913	2,490	5,292	5,370

Total operating expenses	130,780	120,050	253,806	230,616

OPERATING INCOME	8,041	11,812	16,431	20,801

OTHER EXPENSES (INCOME):
Interest expense	1,042	913	2,121	1,755
Interest income and other	(126)	(303)	(345)	(601)
Minority interest	79	242	229	350
	995	852	2,005	1,504

INCOME BEFORE INCOME TAXES	7,046	10,960	14,426	19,297

PROVISION FOR INCOME TAXES	2,702	3,420	5,488	6,704

NET INCOME	$4,344	$7,540	$8,938	$12,593

BASIC EARNINGS PER COMMON SHARE	$0.20	$0.35	$0.41	$0.58

DILUTED EARNINGS PER COMMON SHARE	$0.20	$0.34	$0.41	$0.57

MARTEN TRANSPORT, LTD.
SEGMENT INFORMATION
(Dollars in thousands)

			Dollar Change	Percentage Change
	Three Months Ended June 30,		Three Months Ended June 30,	Three Months Ended June 30,
	2007	2006	2007 vs. 2006	2007 vs. 2006
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$103,354	$101,823	$ 1,531	1.5%
Truckload fuel surcharge revenue	20,357	20,415	(58)	(0.3)
Total Truckload revenue	123,711	122,238	1,473	1.2

Logistics revenue, net of intermodal fuel surcharge revenue	14,388	9,167	5,221	57.0
Intermodal fuel surcharge revenue	722	457	265	58.0
Total Logistics revenue	15,110	9,624	5,486	57.0

Total operating revenue	$138,821	$131,862	$ 6,959	5.3%

Operating income:
Truckload	$ 7,065	$ 10,921	$(3,856)	(35.3)%
Logistics	976	891	85	9.5
Total operating income	$ 8,041	$ 11,812	$(3,771)	(31.9)%

Operating ratio:
Truckload	94.3%	91.1%		(3.5)%
Logistics	93.5	90.7		(3.1)
Consolidated operating ratio	94.2%	91.0%		(3.5)%

MARTEN TRANSPORT, LTD.
SEGMENT INFORMATION
(Dollars in thousands)

			Dollar Change	Percentage Change
	Six Months Ended June 30,		Six Months Ended June 30,	Six Months Ended June 30,
	2007	2006	2007 vs. 2006	2007 vs. 2006
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$204,631	$198,896	$ 5,735	2.9%
Truckload fuel surcharge revenue	37,227	36,208	1,019	2.8
Total Truckload revenue	241,858	235,104	6,754	2.9

Logistics revenue, net of intermodal fuel surcharge revenue	27,100	15,602	11,498	73.7
Intermodal fuel surcharge revenue	1,279	711	568	80.0
Total Logistics revenue	28,379	16,313	12,066	74.0

Total operating revenue	$270,237	$251,417	$ 18,820	7.5%

Operating income:
Truckload	$ 14,412	$ 19,343	$(4,931)	(25.5)%
Logistics	2,019	1,458	561	38.5
Total operating income	$ 16,431	$ 20,801	$(4,370)	(21.0)%

Operating ratio:
Truckload	94.0%	91.8%		(2.4)%
Logistics	92.9	91.1		(2.0)
Consolidated operating ratio	93.9%	91.7%		(2.4)%

MARTEN TRANSPORT, LTD.
OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Truckload Segment:
Average truckload revenue, net of fuel surcharges, per total mile	$ 1.470	$ 1.472	$ 1.474	$ 1.460
Average miles per tractor(1)	27,494	28,407	54,081	54,631
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$ 3,108	$ 3,216	$ 3,083	$ 3,085
Average tractors (1)	2,558	2,435	2,567	2,493
Average miles per trip	911	927	926	940
Non-revenue miles percentage(2)	7.8%	7.4%	7.7%	7.5%
Total miles – company-employed drivers (in thousands)	58,361	56,016	115,529	109,460
Total miles – independent contractors (in thousands)	11,968	13,164	23,297	26,742
			`
Logistics Segment:
Brokerage:
Revenue (in thousands)	$10,376	$ 6,632	$19,425	$11,694
Loads	5,657	4,007	10,405	7,125
Intermodal:
Revenue (in thousands)	$ 4,734	$ 2,992	$ 8,954	$ 4,619
Loads	1,528	994	2,914	1,531
Average tractors	26	20	25	15

At June 30, 2007, and June 30, 2006:
Total tractors(1)	2,552	2,501
Average age of company tractors (in years)	1.7	1.4
Total trailers	3,934	3,708
Average age of company trailers (in years)	2.3	2.3
Ratio of trailers to tractors(1)	1.5	1.5
Ratio of tractors to non-driver personnel(1)	5.2	5.0

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2007	2006	2007	2006

Net cash provided by operating activities	$12,656	$18,298	$29,494	$30,730
Net cash used for investing activities	4,447	12,429	32,347	37,856

Weighted average shares outstanding:
Basic	21,789	21,747	21,778	21,711
Diluted	21,971	21,963	21,962	21,958
___________________________

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 368 and 388 tractors as of June 30, 2007, and 2006, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.